UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                        Commission File Number: 33-36336

                       Intervest Mortgage Associates L.P.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
                                 (212) 218-2800
        ----------------------------------------------------------------
                        (Address, including zip code, and
                           telephone number, including
             area code, of registrant's principal executive offices)

                          Limited Partnership Interests
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i) ____       Rule 12h-3(b)(1)(i)     X
                                                              ----
         Rule 12g-4(a)(1)(ii)____       Rule 12h-3(b)(1)(ii)  ____
         Rule 12g-4(a)(2)(i) ____       Rule 12h-3(b)(2)(i)   ____
         Rule 12g-4(a)(2)(ii)____       Rule 12h-3(b)(2)(ii)  ____
                                        Rule 15d-6            ____


Approximate number of holders of record as of the certification
or notice date:      None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Intervest Mortgage Associates L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              INTERVEST MORTGAGE ASSOCIATES L.P.
                                     By: Intervest Funds Management Corporation,
                                         General Partner


Dated:   December 31, 1999           By:      /s/ Lawrence G. Bergman
                                              -----------------------
                                                  Lawrence G. Bergman,
                                                  Executive Vice President